EXHIBIT 10.01

CAMOFI Letter Agreement

September 28, 2007

Las Vegas Gaming, Inc.
4000 W. Ali Baba Lane
Las Vegas, Nevada  89118
Attn:    Jon D. Berkley, Chief Executive Officer
              Bruce Shepard, Chief Financial Officer

Gentlemen:

Reference is hereby made to (i) the Senior Secured Convertible Note due January 1, 2009 (the “Note”) in the aggregate principal amount of $5,000,000 made by Las Vegas Gaming, Inc. (the “Company”) in favor of CAMOFI Master LDC (“CAMOFI”), (ii) the Registration Rights Agreement (the “Registration Rights Agreement”) dated as of March 31, 2006 between the Company and CAMOFI, and (iii) the additional transactions documents related thereto (the “Transaction Documents”).  In consideration of CAMOFI agreeing to defer certain payments, the Company and CAMOFI hereby agree as follows:

1.
The “Commitment Fee” payment due on October 1, 2007 pursuant to the Note shall be deferred until January 1, 2008, at which time such full amount shall be due and payable.  The Commitment Fee that is due and payable on January 1, 2008 shall remain due and payable on such date.

2.
The Monthly Redemption Amounts due on October 1, 2007, November 1, 2007 and December 1, 2007 pursuant to the Note shall each be deferred until April 1, 2008.  The Monthly Redemption Amount due and payable on April 1, 2008 shall remain due and payable on such date.

3.	The Aggregate Principal Amount of the Note shall be increased by $250,000 to $5,250,000. The additional principal amount shall be due on the Maturity Date.

4.	The “Filing Date” and “Effectiveness Date” as such terms are defined in the Registration Rights Agreement shall be amended to read February 28, 2008 and June 30, 2008, respectively.

5.
Anything to the Contrary in the Note or other agreement notwithstanding, CAMOFI shall have the right to convert up to 100% of the Note into Common Stock.  The Company further agrees to give CAMOFI at least ten Business Day’s prior notice prior to any prepayments or repayments pursuant to the Note, during which time CAMOFI shall have the right to convert any portion of its Note into Common Stock.

6.	The Company shall reduce its cash burn to no more than $460,000 per month by October 10, 2007. Additionally, the Company shall adhere to cash burn limitations proposed by CAMOFI from time to time.

7.
The Company shall make available to CAMOFI (or its representatives) its executive officers and its financial personnel for an on-site review of the financial condition of the Company (including a detailed analysis of its expenses).  The Company shall reimburse CAMOFI for all costs and expenses related to such review.

Based on the foregoing, the Company and CAMOFI acknowledge and agree that, as of the date hereof, each party is in good standing under the Note, the Registration Rights Agreement and the Transaction Documents and that, as of the date hereof, there are no defaults under the Note, the Registration Rights Agreement or any of the Transaction Documents by either party.

If this letter is accordance with your understanding, please sign your name in the space provided below.

Very truly yours,

/s/ Keith D. Wellner
Keith D. Wellner
General Counsel

ACCEPTED AND AGREED TO:

Las Vegas Gaming, Inc.

By: /s/ Bruce Shepard
Name:   Bruce Shepard
Title:    Chief Financial Officer